Exhibit 97.1

HERBALIFE LTD.

CLAWBACK POLICY

Consistent with its belief that it is in the best interests of Herbalife Ltd. (the “Company”) and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy, the Board of Directors (the “Board”) of the Company has adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board, in which case references herein to the Board shall be deemed references to the Compensation Committee of the Board. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Person

This Policy applies to the current and former “executive officers,” as determined by the Board in accordance with Rule 10D-1 under the Securities Exchange Act of 1934, as amended (“Covered Persons”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Board will require reimbursement or forfeiture as promptly as reasonably possible of any erroneously-awarded Incentive Compensation (as defined below) received by any Covered Person during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 303A.14(c)(1)(i)(D) of the NYSE Listed Company Manual) (the “Look-Back Period”). The date on which the Company is required to prepare an Accounting Restatement is the earlier to occur of (i) the date the Company’s Board or a committee of the Board (or authorized officers of the Company if Board action is not required), concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any compensation, including, but not limited to, annual bonuses and other short- and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other equity awards under the Company’s long-term incentive plans awarded to a Covered Person as compensation, granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC. Incentive Compensation does not include compensation that is granted, earned or vests solely on the basis of completion of a specified employment period or solely upon the occurrence of non-financial events, such as base salaries, stock appreciation rights or restricted stock or options with time-based vesting, discretionary bonuses, or bonuses paid based on subjective standards.

Erroneously-Awarded Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Person during the Look-Back Period based on the erroneous data and calculated without regard to any taxes paid or withheld over the Incentive Compensation that would have been paid to the Covered Person had it been based on the restated results, as determined by the Board.

For Incentive Compensation based on stock price or total shareholder return (“TSR”), where the Board cannot calculate the amount of erroneously-awarded Incentive Compensation received by the Covered Person directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive Compensation was received and the Company shall document the determination of that estimate and provide it to the NYSE.

Incentive Compensation is considered to have been received by a Covered Person in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include any legal or equitable method, including but not limited to:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Person;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law or contract, as determined by the Board.

Covered Persons shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

No Indemnification

The Company shall not indemnify any Covered Person against the loss of any erroneously awarded Incentive Compensation nor shall the Company pay or reimburse or agree to pay or reimburse any insurance premium to cover the loss of erroneously awarded Incentive Compensation or any claims relating to the Company’s enforcement of rights under this Policy.

No-Fault Recovery

Recoupment under this Policy shall be required regardless of whether the Covered Person or any other person was at fault or responsible for accounting errors that contributed to the need for the Accounting Restatement or engaged in any misconduct.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of SEC rules and NYSE listing standards implementing Section 954 of the Dodd-Frank Act (the “Applicable Rules”) and will otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules require recovery of Incentive Compensation in additional circumstances besides those specified herein, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover Incentive Compensation to the fullest extent required by the Applicable Rules. To the extent this Policy is in any manner deemed inconsistent with the Applicable Rules, this Policy shall be treated as retroactively amended to be compliant with such Applicable Rules. Moreover, nothing in this Policy shall be deemed to limit the Company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person, or to pursue other rights or remedies available to the Company under applicable law.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to any Covered Person on or after October 2, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the Applicable Rules. The Board may terminate this Policy at any time, subject to the Applicable Rules.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive Compensation under this Policy and any other such rights or remedies.

Impracticability

The Board shall recover any erroneously-awarded Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with the Applicable Rules and the listing standards of any other national securities exchange on which the Company’s securities are listed.

Acknowledgment

To the extent required by the Board, each Covered Person shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Person will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Person shall be fully bound by, and must comply with, the Policy, whether or not such Covered Person has executed and returned such acknowledgment form to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

DODD-FRANK COMPENSATION CLAWBACK POLICY

ACKNOWLEDGMENT FORM

Capitalized terms used but not otherwise defined in this Acknowledgment Form (this “Acknowledgment Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgment Form, the undersigned acknowledges, confirms and agrees that the undersigned: (i) has received and reviewed a copy of the Policy; (ii) is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Policy, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Policy, as determined by the Board in its sole discretion.

Sign: _____________________________

Name: [Employee]

Date: _____________________________